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                                                                    EXHIBIT 10.1

                              EBANK MORTGAGE, LLC,
                       A GEORGIA LIMITED LIABILITY COMPANY

                            LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT

                                 APRIL 19, 2006

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                               EBANK MORTGAGE, LLC

                            LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT

                                 APRIL 19, 2006

ACQUIRORS OF MEMBERSHIP INTERESTS ("MEMBERSHIP INTERESTS") IN EBANK MORTGAGE, LLC ("COMPANY") WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED (I) UNDER ANY STATE SECURITIES LAW (THE "STATE ACTS"), OR (II) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND NEITHER THE MEMBERSHIP INTERESTS NOR ANY INTEREST THEREIN MAY BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED, EXCEPT (I) IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF
ARTICLE 5 OF THIS AGREEMENT, WHICH RESTRICT THE TRANSFER OF MEMBERSHIP INTERESTS, AND (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED.

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                                TABLE OF CONTENTS

ARTICLE                                                                     PAGE
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
1. THE COMPANY...........................................................     1
   1.1 FORMATION.........................................................     1
   1.2 NAME; PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT..............     2
   1.3 PURPOSE; LIMITATIONS..............................................     2
   1.4 DISSOLUTION.......................................................     3
   1.5 BOOKS, RECORDS AND TAX AND ACCOUNTING MATTERS.....................     4
   1.6 OTHER AGREEMENTS..................................................     5

2. MEMBERS...............................................................     6
   2.1 RIGHTS AND OBLIGATIONS OF MEMBERS.................................     6
   2.2 MEETINGS..........................................................     6
   2.3 CAPITAL CONTRIBUTIONS.............................................     8
   2.4 LOANS.............................................................     8

3. MANAGEMENT............................................................     9
   3.1 THE MEMBERS.......................................................     9
   3.2 OFFICERS; BANK APPROVALS..........................................    12

4. ALLOCATIONS AND DISTRIBUTIONS.........................................    17
   4.1 ALLOCATIONS OF PROFIT AND LOSS....................................    17
   4.2 DISTRIBUTIONS.....................................................    20

5. ENTRANCE AND EXIT.....................................................    21
   5.1 TRANSFER OF INTERESTS.............................................    21
   5.2 ADDITIONAL MEMBERS................................................    23
   5.3 FALCONE PUTS, BANK CALLS AND WITHDRAWAL UPON TERMINATION OF
          EMPLOYMENT.....................................................    23

6. DEFINITIONS AND MISCELLANEOUS.........................................    25
   6.1 DEFINITIONS.......................................................    25
   6.2 MISCELLANEOUS.....................................................    31

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                               EBANK MORTGAGE, LLC

                            LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT

     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the "Agreement") of EBANK MORTGAGE, LLC, a Georgia limited liability company (the "Company"), effective this 19th day of April, 2006, is made and entered into by the Company, ebank (the "Bank") and Madison Mortgage Corporation ("Madison Mortgage"). (the Bank, together with Madison Mortgage, the "Members").

     WHEREAS, the Members and the Company desire to enter into this Agreement to govern the operations of the Company from and after the date hereof.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Members, intending to be legally bound, agree on behalf of themselves and their respective successors and assigns as follows:

1.   THE COMPANY

     1.1  FORMATION.

          1.1.1. Formation; Statutory Compliance. The Company constitutes a limited liability company formed pursuant to, and governed by, the terms of this Agreement and the Georgia Limited Liability Company Act (the "Georgia Act") and other applicable laws of the State of Georgia. The Members shall, when required and as permitted hereunder, file such amendments to or restatements of the Articles, and such other documents and instruments, in such public offices in the State of Georgia or elsewhere as the Members deem advisable to give effect to the provisions of this Agreement and the Articles, to respect the formation of and the conduct of business by, the Company, and to preserve the character of the Company as a limited liability company.

          1.1.2. Investment Representations. Each Member represents and warrants as to the following:

               (a) The Member acknowledges that the Company will not register the issuance of the Units under the federal Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws (the "State Acts") in reliance upon exemptions from registration contained in the Securities Act and applicable State Acts, and that the Company relies upon these exemptions, in part, because of each Member's representations, warranties, and agreements contained in this Agreement.

               (b) The Member is acquiring the Units for such Member's own account, with the intention of holding the Units for investment and with no present

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intention of participating, directly or indirectly, in a distribution of the
Units; and the Member will not make any sale, transfer, or other disposition of the Units, (i) without registration under the Securities Act and applicable State Acts, unless an exemption from registration is available under the Securities Act and applicable State Acts and (ii) except in accordance with the provisions of this Agreement.

               (c) The Member is familiar with the business in which the Company is or will be engaged, and based upon such Member's knowledge and experience in financial and business matters, the Member is familiar with investments of the type that such Member is undertaking to purchase; the Member is fully aware of the risks involved in making an investment of this type; and such Member is capable of (i) evaluating the merits and risks of this investment and (ii) holding the Units indefinitely. The Member acknowledges that, prior to executing this Agreement, the Member has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company. Each Member understands there is no market for the Units and none is expected to develop.

     1.2  NAME; PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT.

     The business of the Company is conducted under the name of "ebank Mortgage, LLC". If permitted by applicable law, the Company may operate under such other names as shall be determined by the Managers. The Company's office, required to be maintained by Section 14-11-209 of the Georgia Act, shall be located at 2401 Lake Park Dr. Suite 200, Smyrna, Georgia 30080. The agent for service of process on the Company shall be CT Corp, located at 1201 Peachtree Street, Suite 1240, Atlanta, GA 30361. The office of the Company shall be established at its principal facility after commencement of operations. All records required to be kept by Section 14-11-313 of the Georgia Act shall be available at such principal facility. The business of the Company may be conducted at such other locations in Georgia and elsewhere as the Managers may from time to time determine.

     The Managers have caused the Articles of Organization to be filed with the Secretary of State of the State of Georgia. The Managers will register the Company as a foreign limited liability company in all appropriate states by taking such steps as are required under the applicable laws of such states. The Members will amend such certificates and registration documents from time to time, as may be required by law. All Additional Members waive the right to receive a copy of such certificates and registration documents or any amendments thereto either before or after they are filed.

     1.3  PURPOSE; LIMITATIONS.

          (a) The objects, purposes and powers of the Company are to:

               (i) engage in the business of originating residential mortgages through the Internet, as well as any other lawful business, purpose or activity incidental thereto and in furtherance thereof; and


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               (ii) possess and exercise all powers and privileges granted by the Georgia Act or any other law or this Agreement, together with any powers or privileges incidental thereto, including all powers and privileges that are necessary, convenient, or incident to the conduct, promotion or attainment of the business purposes or activities of the Company.

          (b) The Members and the Company acknowledge and agree that the Company shall not own stock, debt instruments or other securities, other than obligations of the United States government ancillary to prudent cash management. In addition, the Members and the Company acknowledge and agree that the Bank may prevent the Company from engaging in activities that do not meet the criteria in (a)(i) above or if the Company engages in activities that do not meet such criteria, the Bank will have the right to withdraw as a Member of the Company.

     1.4  DISSOLUTION.

          1.4.1 Events Causing Dissolution. The Company will be dissolved and its affairs wound up upon the occurrence of any of the following:

               (a) The agreement of Members owning a majority of the Units;

               (b) An order of a court of competent jurisdiction ordering the dissolution of the Company; or

               (c) The sale, abandonment or other disposition by the Company of all or substantially all of its assets and the collection of all the proceeds therefrom.

          1.4.2 Liquidation of Property and Application of Proceeds.

               Upon the dissolution of the Company, the Managers will wind up the Company's affairs in accordance with the Georgia Act, and will be authorized to take any and all actions contemplated by the Georgia Act as permissible, including, without limitation:

               (a) prosecuting and defending suits, actions, investigations and proceedings, whether civil, criminal, or administrative;

               (b) settling and closing the Company's business, causing the Accountants to prepare a final financial statement in accordance with Section 1.5.3, and making adjustments among Members with respect to distributions under
Article 4 based upon such financial statement;

               (c) liquidating and reducing to cash the Property as promptly as is consistent with obtaining its fair value;

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               (d) discharging or making reasonable provision for the Company's liabilities; and

               (e) distributing the proceeds of liquidation and any undisposed Property to the Members in accordance with their Capital Account balances and to the extent there are proceeds in excess of such balances, then in proportion to their Percentage Interests.

None of the foregoing actions in this Section 1.4.2 will affect the liabilities of any Member or Manager, and shall not impose any liability upon a liquidating trustee, if any, for the Company.

     1.5  BOOKS, RECORDS AND TAX AND ACCOUNTING MATTERS.

          1.5.1 Availability. At all times during the existence of the Company, the Managers must keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company's business. Such books and records, whether financial, tax, operational or otherwise, will include a copy of the Company's Articles, this Agreement, and any amendments thereto, and a current list of the Members and last known addresses of each Manager and Member, and must at all times be maintained at the principal place of business of the Company. Each Member and their respective Member's Representative has the right to inspect the books and records of the Company as provided in the Georgia Act. Until otherwise changed by a vote or action of a Majority in Interest, Madison Mortgage shall be responsible for, and shall perform all activities specified in the first two sentences of this Section 1.5.1

          1.5.2 Tax and Accounting Decisions. The Company shall be taxed as a partnership for federal and state income tax purposes, and has or will promptly file any elections required for such purpose. All decisions as to tax and accounting matters, including but not limited to the making of any tax elections, shall, except to the extent that Section 2.2.9 or any other applicable provision of this Agreement specifically provides otherwise, be made by the Managers. The Managers shall select Accountants to prepare the Company's tax returns and, at the discretion of the Managers, to review, audit or assist in the preparation of the Company Financial Statements. All such accounting decisions hereunder shall be in accordance with GAAP. The Managers may rely upon the advice of the Accountants as to whether such decisions are in accordance with GAAP.

          1.5.3 Reports. The Managers shall deliver to the Members the Company Financial Statements on a monthly, quarterly and annual basis as promptly as is practicable after end of the respective period to which such Company Financial Statements apply. In any event, the annual Company Financial Statements shall be delivered to the Members within 90 days of the end of each fiscal and calendar year respectively. The Company Financial Statements shall be prepared in accordance with GAAP.

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          1.5.4 Tax Returns. The Managers shall cause the Accountants to prepare all federal, state, municipal and other tax filings, returns and reports that the Company is required to file, subject to requests for extensions, and file with the appropriate taxing authorities all filings, returns and reports required to be filed by the Company in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

          1.5.5 Taxable and Fiscal Years. The Company's taxable year shall be the same as its Fiscal Year.

          1.5.6 Depositories. The Managers or their designees shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Managers or such designees shall select. All receipts of the Company from whatever source received shall be deposited to such accounts, all expenses of the Company shall be paid from such accounts, and no funds not belonging to the Company shall be deposited to such accounts. All amounts so deposited shall be received, held and disbursed by Persons designated by the Managers only for and on behalf of the Company.

     1.6  OTHER AGREEMENTS.

          1.6.1 Madison Mortgage Indemnity. Madison Mortgage will indemnify, defend and hold harmless the Company, the Bank, and their respective shareholders, affiliates, officers, directors, employees, agents and representatives, from and against any loss or liability arising from, directly or indirectly, (i) the management and conduct of Madison Mortgage or its affiliates, (ii) any conflicts of interest arising from Madison Mortgage's operations or the operations of any affiliates of Madison Mortgage, (iii) Madison Mortgage's activities as Manager, and (iv) the acts, or failure to act, by Madison Mortgage and/or its affiliates in complying with all loan closing instructions and activities. The Members further agree and acknowledge that the Bank and its respective shareholders, affiliates, officers, directors, employees, agents and representatives, shall not be subject to any loss or liability arising from or relating to any claims made in connection with title insurance policies, closing, warehousing, servicing, or selling of residential loans and that Madison Mortgage will indemnify such parties against any such asserted claims, losses or liabilities, except to the extent that said liability arises from the intentional misconduct of the party seeking indemnity.

          1.6.2 Indemnity. the Bank will indemnify, defend and hold harmless the Company, Madison Mortgage, and their respective shareholders, affiliates, officers, directors, employees, agents and representatives, from and against any loss or liability arising from, directly or indirectly, (i) the management and conduct of the Bank or its affiliates, (ii) any conflicts of interest arising from the Bank's operations or the operations of any affiliates of the Bank and
(iii) the Bank's activities as Managers.

          1.6.3 Survival of Indemnities. The parties agree that the obligations contained in this Section 1.6 shall survive any transfer of Units or withdrawal of the Bank or Madison Mortgage as Members as well as any dissolution pursuant to Section 1.4 or other termination of this Agreement.

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2.   MEMBERS

     2.1  RIGHTS AND OBLIGATIONS OF MEMBERS.

          2.1.1 Units. A Member's interest in the Company shall be represented by Units having such rights, duties and privileges as are set forth herein. As used in this Agreement, a Member's "Percentage Interest" means the result, expressed as a percentage, obtained by dividing (a) the number of Units held of record by such Member, as set forth on Exhibit A hereto, by (b) the aggregate number of Units held by all Members, as set forth on Exhibit A hereto. Each Member agrees to use good faith efforts to promote the business of the Company.

          2.1.2 Priority and Return of Capital. Except as otherwise specifically set forth in this Agreement, no Member shall have the right to demand or receive Property other than cash in return for a Capital Contribution or as a distribution pursuant to Article 4; nor shall such Member have priority over any other Member, either as to the return of Capital Contributions or as to any distributions pursuant to Article 4, except as otherwise specifically set forth in Section 4.1.4 hereof.

     2.2  MEETINGS.

          2.2.1 Meetings. Meetings of Members will be called by the Managers whenever the Managers deem necessary or when requested in writing to do so by a Member or Members owning Units representing an aggregate Percentage Interest of 20% or greater. Any such meetings shall be held at the principal place of business of the Bank, or at such other location as determined by the Managers, or may be held by means of a conference call or similar communications by means of which all Persons participating in the meeting can hear each other and be heard.

          2.2.2 Quorum. In the event that the Bank and Madison Mortgage are the only Members of the Company, the representation of Members owning Units representing an aggregate Percentage Interest of 100% in person or by proxy shall constitute a quorum at any meeting of Members, otherwise, the representation of Members owning Units representing a Majority Interest or greater in person or by proxy shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Units so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

          2.2.3 Manner of Acting. If a quorum is present, the affirmative vote of Members holding a Majority in Interest is the act of the Members, except as expressly provided otherwise by this Agreement or the Georgia Act. No Member shall be

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prohibited from voting on a matter solely because the matter relates to such
Member or an affiliate of such Member.

          2.2.4 Proxies. At all meetings of Members, a Member may vote in person or by proxy. A Member may appoint a proxy by executing a writing that authorizes another Person or Persons to vote or otherwise act on the Member's behalf. Such writing must be filed with the Members before or at the time of the meeting. No appointment of proxy is valid after 11 months from the date of its execution, unless otherwise provided in such writing.

          2.2.5 Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting, upon the same notice as would be required for a meeting, and without a vote, if a consent or consents in writing are signed by not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all Members entitled to vote thereon were present. The action must be evidenced by one or more written consents describing the action taken, signed by all the Members entitled to take such action and delivered to the Company for inclusion in its records, and a copy of such written consents shall be delivered to each Member. Action taken under this Section 2.2.5 is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting is the date the first Member signs a written consent.

          2.2.6 Notice. The Managers must provide each Member with at least five
(5) days' prior notice of a meeting of the Members in accordance with Section
6.2.2. The notice must contain the date, time and place of such meeting. The notice shall state the purpose or purposes of the meeting with reasonable particularity and shall contain a description of the items to be acted upon, including, if applicable, copies of any amendments proposed to be made to the Articles or this Agreement and of all agreements then available in respect of a transaction for which Member approval is being sought pursuant to Section 2.2.9.

          2.2.7 Waiver of Notice. A Member may waive any notice required by the Georgia Act, the Articles or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, signed by the Member entitled to the notice and be delivered to the Company for inclusion in its records. A Member's attendance at a meeting, whether in person or by telephone conference call or similar communication methods, waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

          2.2.8 Member Representative. Each of Madison Mortgage and the Bank may duly authorize one or more of their respective officers or agents to be such Member's representative and agent with full authority to cast all votes and grant all approvals and consents to be given by such Member ("Member's Representative").

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Madison Mortgage hereby appoints Gary R. Rhineheart as its initial Member's
Representative. The Bank hereby appoints James Box as its initial Member's Representative. If any Member appoints more than one Member Representative, and in the event of any conflict among the instructions or directions given by the Members' Representatives of a Member, neither the Company nor any other Member shall have any obligation to act (or, as the case may be, refrain from action) until the Members' Representatives of such Member shall have jointly given instructions or directions resolving such conflict. Any Member may change its Member Representative by providing written notice to the other Members specifying a new Member Representative.

     2.3  CAPITAL CONTRIBUTIONS.

          2.3.1 Member's Capital Contribution. Each Member's Capital Account at the effective time of this Agreement is set forth on Exhibit A, and reflects each Member's initial capital contribution.

          2.3.2 Additional Contributions. No Member is required to make any additional capital contributions without such Member's consent. In the event the Members unanimously agree to make additional capital contributions, then each Member shall have the right to make capital contributions pro rata to such Member's Percentage Interest.

          2.3.3 Other Matters.

               (a) Except as otherwise provided in this Agreement, no Member may demand or receive a return of Capital Contributions. No Member is entitled to interest on any Capital Contribution.

               (b) The Members have no personal liability for the repayment of any Capital Contribution of any Member.

          2.3.4 Negative Capital Accounts. No Member is obligated to restore a negative balance in such Member's Capital Account.

     2.4  LOANS.

          2.4.1 Loans to the Company. The Members may lend money to the Company as approved by the Members. If a Member makes a loan to the Company pursuant to this Section 2.4.1, the amount of any such loan is not an increase in the Member's Capital Contribution or Units, nor does such loan entitle the Member to any increase in the share of distributions of the Company in respect of Units, nor subject the Member to any greater proportion of the Losses that the Company may sustain. The amount of any such loan shall be a debt due from the Company to the Member, on such terms as determined reasonably by the Managers, but in no event shall any interest on such loan be less than the Applicable Federal Rate.

          2.4.2 Other Loans. If the Managers determine that funds are reasonably necessary for conducting the business of the Company, the Members are authorized (but not obligated) to enter into any loan or credit agreements, and to borrow the needed funds on the Company's behalf on terms such Managers believe are commercially reasonable, and with the consent of the majority of all outstanding Units, all or any portion of the Company's assets may be pledged or conveyed as security for indebtedness of the Company.

3.   MANAGEMENT

     3.1  THE MANAGERS.

          3.1.1 Management and Authority.

               (a) Except for situations in which the approval of the Members is otherwise required by this Agreement or by applicable law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers; and (ii) the Managers may make all decisions and take all actions for the Company not otherwise provided in this Agreement, including, without limitation, setting the general policies of the Company. Subject to the foregoing and to the provisions of this Agreement, including Section 3.2, the President of the Company shall have the full power and authority to manage and control, in good faith, the day-to-day business, operations and affairs of the Company, to make all decisions regarding such matters and to perform any and all other acts or activities customary or incident to the management of the Company's day to day business operations, subject to the supervision of the Bank. The initial President shall be Lucien J. Barrette.

               (b) The Bank Managers (as defined in Section 3.1.2) shall jointly exercise a number of votes equal to 100 times the Percentage Interest of the Bank, and the Madison Mortgage Managers (as defined below) shall jointly exercise a number of votes equal to 100 times the Percentage Interest of Madison Mortgage. In the event of disagreement among the Managers within any class of Managers, all votes entitled to be cast by such class shall be cast as determined by the majority of the Managers of that class. Except as otherwise expressly provided in this Agreement, all actions required or permitted to be taken by the Managers must be approved by the affirmative vote of a majority of all votes entitled to be cast.

          3.1.2 Classes, Number, Tenure and Qualifications. The Company shall have two classes of Managers. One class of Managers (the "Bank Managers") shall be appointed by the Bank for so long as it holds any Percentage Interest. The other class of Managers (the "Madison Mortgage Managers") shall be appointed by Madison Mortgage for so long as it holds any Percentage Interest. Madison Mortgage shall, for so long as it possesses a right of appointment pursuant to the preceding sentence, appoint at least one but no more than two Persons to be Madison Mortgage Managers, and the Bank shall appoint at least three but no more than four Persons to be the Bank Managers. The initial Managers of the Company under this Agreement shall be as set forth on Exhibit B hereto. Each Manager shall hold office at the pleasure of the Member appointing such Manager, which appointing Member may at any time, and from time to time, remove any or all of the Managers appointed by such Member then in office with or without cause, and appoint substitute Managers to serve in their stead, which shall be effective at such time as determined by such appointing Member and which may be effective immediately; provided, that at and after such time as the Bank or Madison Mortgage ceases to hold any Percentage Interest, the remaining Member, whether Madison Mortgage or the Bank, shall be deemed the Member appointing the departing Member's Manager designee then in office. If, at any time, none of the Company, the Bank, Madison Mortgage nor any of their respective affiliates continues to employ any Manager, then such Manager shall automatically and without any action of the appointing Member, be removed from office, unless a Majority in Interest of the Managers determines otherwise.

          3.1.3 Quorum and Voting of Members.

               (a) Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine, but not less frequently than quarterly. Meetings may be held by means of a telephone conference call or other communications by means of which all persons participating in the meeting can hear each other.

               (b) Written notice of the time and place of the meeting must be given in accordance with Section 6.2.2 at least five days prior to the meeting.

               (c) The presence or participation of at least one Bank Manager and at least one Madison Mortgage Manager will constitute a quorum for the transaction of business of the Managers.

               (d) Except as otherwise expressly provided in this Agreement, all actions required or permitted to be taken by the Managers must be approved by the affirmative vote of a majority of all votes entitled to be cast by the Managers.

          3.1.4 Waiver of Notice. A Manager may waive any notice required by the Georgia Act, the Articles or this Agreement before or at the date and time of the meeting or event for which notice is required or before or at the date and time stated in the notice. The waiver must be in writing, be signed by the Managers entitled to the notice and be delivered to the Company for inclusion in its records. A Manager's attendance at a meeting, whether in person or by telephone conference call or similar communication methods, waives objection to lack of notice or defective notice of the meeting, unless the Manager, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting.

          3.1.5 Action by Managers Without a Meeting. Any action required or permitted to be taken at a meeting of Managers may be taken without a meeting, upon the same notice as would be required for a meeting, and without a vote, if such action is approved by the written consent of such number and class of Managers (which may be executed in counterparts) as would have been required to approve such action at a meeting duly called of all the Managers. Such written consents shall be delivered to the Company for inclusion in its records. Action taken under this Section 3.1.5 is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Managers entitled to take action without a meeting is the date the first Manager signs a written consent.

          3.1.6 Duties and Obligations of Managers and Tax Matters Person.

               (a) The Managers shall take all actions necessary or appropriate
(i) for the continuation of the Company's valid existence as a limited liability company under the Georgia Act and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Managers or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company's objects, purposes and powers.

               (b) Each Manager must devote to the Company such time as may be necessary for the proper performance of its duties under this Agreement, and, to the extent applicable, under their respective employment agreements.

               (c) The Tax Matters Person may, upon authorization by the Managers, enter into and execute on behalf of all Managers an agreement with the Internal Revenue Service extending the statute of limitations for making an assessment of federal income taxes or the time periods relating to submitting administrative adjustment requests for the Company. The Tax Matters Person may not enter into any agreement with the Internal Revenue Service which affects the amount, deductibility or credit of any Company item without prior consultation with, and opportunity for comment by, the Bank Managers. In the event of an audit of the Company's federal income tax return, the Tax Matters Person will provide all Managers with the information required by law relating to the administrative or judicial proceedings for the adjustment of Company items. The Tax Matters Person is entitled to reimbursement by the Company for all expenses reasonably incurred by him in representing the Company in any administrative or judicial proceeding relating to the tax treatment of Company items.

          3.1.7 Liability of Members and Members. Except as otherwise expressly provided in this Agreement, a Member or Manager of the Company is not liable to the Company or to any Member or Manager for any action taken, or any failure to take any action, as a Member or Manager, except for liability with respect to
(a) intentional misconduct or a knowing violation of law, or (b) any transaction for which such Member or Manager received a personal benefit in violation or breach of any provision of this Agreement. If the Georgia Act is hereafter amended to authorize the further elimination or limitation of the liability of Members or Managers, then the liability of a Member or Manager of the Company, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Act. In the event that any of the provisions of this Section 3.1.7 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

          3.1.8 Compensation. The Managers will not receive any compensation for their service as Managers of the Company, except as provided in such Manager's employment agreement with the Company or its affiliates, as applicable.

          3.1.9 Resignation. A Manager may resign at any time by giving written notice to the Members. The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective. The resignation of a Manager does not affect the Manager's rights as a Member and does not constitute a withdrawal of a Member.

          3.1.10 Vacancies. Any vacancy of a Manager occurring for any reason will be filled by the Member that appointed the Manager that vacated such position. The Manager elected to fill a vacancy shall hold office until such Manager's death, resignation or removal pursuant to Section 3.1.2, or until such Manager has become disabled.

     3.2  OFFICERS; BANK MANAGERS APPROVALS.

          3.2.1 General. Subject to Section 3.2.2, the Managers shall have the authority to appoint, and to delegate authority to, such officers, employees, agents and representatives of the Company, or committees thereof, as they may from time to time deem to be appropriate; provided, that any delegation of authority to take any action must have been approved in the same manner as would be required for the Managers to approve such action directly; and provided further, that the Company shall at all times have a president, treasurer and a secretary. Any member of the Manager or other officer may act as an assistant treasurer or assistant secretary. Annual or other periodic election of officers shall not be required. Each officer or assistant officer shall serve, subject to
Section 3.2.5(a)(iv), at the pleasure of the Managers. Any officer may be removed by the President, subject to Section 3.2.5(a)(iv), for any reason whatsoever or for no reason. Any officer may resign at any time. The compensation of all officers and assistant officers shall be fixed by, or pursuant to authority delegated by, the Managers from time to time. Any two or more offices, except President and Secretary, may be held by the same person.

          3.2.2. President. The President of the Company shall have the power and authority to manage and control the day-to-day business, operations and affairs of the Company as set forth in Section 3.1.1, subject to the rights and powers of the Managers and Members. The initial President shall be Lucien J. Barrette. The President shall be elected by the Members and shall serve in such position at will, subject to the terms of such Person's employment agreement, if any. Each year, the President shall be responsible for the preparation of a proposed annual operating budget and capital budget of the Company for presentation to the Managers for their approval, which proposed budgets shall include proposed intercompany charges, if any, from the Bank or Madison Mortgage or their respective affiliates. The President shall be responsible for operating the Company in accordance with the annual operating and capital budgets approved by the Managers. The President each year shall also prepare and submit to the Managers for their approval an annual business plan. The President shall have such further powers which are ordinarily inherent in the office of the president of a limited liability company or as shall be prescribed from time to time by the Managers, subject to the supervision of the Bank.

          3.2.3 Secretary. The Secretary shall keep a permanent record of the minutes of the proceedings of meetings of the Managers and Members, and shall give notice of all such meetings as required by the Act. The Secretary shall have custody of the seal of the Company and of all books, records, and papers of the Company, except such as shall be in the charge of the Treasurer or of some other Person authorized to have custody and possession thereof by resolution of the Managers. The Secretary shall also have such other powers and perform such other duties as are incident to the office of the secretary of a limited liability company or as shall be prescribed from time to time by, or pursuant to authority delegated by, the Managers or the President.

          3.2.4 Treasurer. The Treasurer shall be the chief financial officer of the Company, shall keep full and accurate accounts of the receipts and disbursements of the Company in books belonging to the Company, shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in such depositories as may be appointed by the President, and shall also have such other powers and perform such other duties as are incident to the office of the treasurer of a limited liability company or as shall be prescribed from time to time by, or pursuant to authority delegated by, the Members or the President.

          3.2.5 Matters Requiring the Bank Manager Approval.

               (a) General. Notwithstanding the powers and authority given to the President under Sections 3.1.1 and 3.2.2, the approval of the Bank Managers shall be required for each of the following actions:

               (i) Adoption of and changes to an annual operating and capital budget for the Company;

               (ii) Entry into and amendment of employment agreements and arrangements;

               (iii) The determination of, and changes in, annual compensation and bonuses for any employee whose aggregate annual compensation and bonus is or is likely to be in excess of $100,000, subject to any applicable terms of such employee's employment agreement with the Company;

               (iv) The hiring, dismissal and reassignment of any officer or employee whose aggregate annual compensation and bonus is or is likely to be in excess of $100,000;

               (v) The adoption of any employee incentive, benefit or retirement plan and the grant of awards thereunder;

               (vi) Investments by the Company outside the ordinary course of business;

               (vii) Borrowings;

               (viii) Appointment of outside counsel and of the Company's independent auditors, if any;

               (ix) Changes in operational policies and procedures;

               (x) Changes in accounting policies;

               (ixi) Establishment and changes in accounting reserves;

               (xi) Selling assets other than in the ordinary course of business;

               (xii) Entering into or exiting different types of business than presently conducted;

               (xiv) Initiating and/or settling any material litigation involving the Company;

               (xv) Changes in, or deviations from, the annual operating and capital budgets approved by the Members or the annual business plan approved by the Members which, individually or in the aggregate, exceed $100,000; and

               (xvi) Other actions outside the ordinary course of the Company's business.

               (b) Notice. The Bank Manager shall not cause any of the actions specified in Section 3.2.5(a) to be taken by the Company other than in compliance with the applicable notice requirements set forth in Sections 2.2.5, 2.2.6, 3.1.3 and 3.1.5 of this Agreement.

          3.2.6 Transactions with Affiliates; Certain Reimbursement. The Members acknowledge that, from time to time, the President or the Members may cause the Company to enter into certain agreements, management contracts, and lease agreements with Persons that may be affiliates of Madison Mortgage or the Bank. The Members further acknowledge and agree that such relationships and agreements are permissible provided that:

               (a) such transactions or business relationships with such related or affiliated parties shall be commercially fair and reasonable, on terms and under circumstances that are substantially the same, or at least as favorable to the Company, as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies;

               (b) the fees relating thereto must be the lower of the retail fees regularly charged by the affiliated entity or such fees as may be comparable to and competitive with the fees charged by independent companies in the same geographic location that provide comparable services which could reasonably be made available to the Company;

               (c) in no event shall any Member acquire assets from the Company except with the consent of a Majority in Interest, including both the Bank and Madison Mortgage;

               (d) in no event shall any Member lease assets from the Company except with the consent of a Majority in Interest, including both the Bank and Madison Mortgage;

               (e) in no event shall any Member receive any loans from the Company except with the consent of a Majority in Interest, including both the Bank and Madison Mortgage;

               (f) in no event shall the Company lease or acquire assets in which any Member has an interest, except with the consent of a Majority in Interest, including both the Bank and Madison Mortgage; and

               (g) in no event shall any Member directly or indirectly receive any rebates or give-ups or participate in any reciprocal business arrangements which would circumvent any of the restrictions contained in this Agreement.

     3.3 INDEMNIFICATION OF MEMBERS, MANAGERS, OFFICERS AND EMPLOYEES. The Company shall indemnify its Members, Managers, officers and employees in accordance with the requirements of federal regulations governing indemnification provided by federal savings institutions as set forth in 12 C.F.R. Section 545.121, which provides as follows:

          3.3.1 Definitions and rules of construction.

               (a) Definitions for purposes of this section.

               (i) Action. Ther term "action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

               (ii) Court. The term "court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

               (iii) Final judgment. The term "final judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

               (iv) Settlement. The term "settlement" includes entry of a judgment by consent or confession or a plea of guilty or nolo contendere.

               (b) References in this section to any individual or other person, including any association, shall include legal representatives, successors, and assigns thereof.

          3.3.2 General. Subject to sections 3.3.3 and 3.3.7 of this section, the Company shall indemnify any person against whom an action is brought or threatened because that person is or was a Member, Manager, officer, or employee of the Company, for:

               (a) Any amount for which that person becomes liable under a judgment if such action; and

               (b) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

          3.3.3 Requirements. Indemnification shall be made to such period under paragraph (b) of this section only if:

               (a) Final judgment on the merits is in his or her favor; or

               (b) In case of:

               (i) Settlement,

               (ii) Final judgment against him or her, or

               (iii) Final judgment in his or her favor, other than on the merits, if the Bank Managers determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the Company or its Members.

     However, no indemnification shall be made unless the Company gives the OTS at least 60 days' notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the Company in writing, within such notice period, of his or her objection thereto.

          3.3.4 Insurance. The Company may obtain insurance to protect it and its members,managers, officers, and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as members, managers, officers, or employees. However, the Company may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

          3.3.5 Payment of expenses. If a majority of the managers of the Company concludes that, in connection with an action, any person ultimately may become entitled to indemnification under this section, the managers may authorize payment of reasonable costs and expenses, including reasonable attorneys' fees, arising from the defense or settlement of such action. Nothing in this section 3.3.5 shall prevent the managers of the Company from imposing such conditions on a payment of expenses as they deem warranted and in the interests of the Company. Before making advance payment of expenses under this paragraph (e), the Company shall obtain an agreement that the Company will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

          3.3.6 Exclusiveness of provisions. The Company shall not indemnify any person referred to in section 3.3.2 or obtain insurance referred to in section
3.3.4 other than in accordance with this section.

          3.3.7 The indemnification provided for in section 3.3.2 is subject to and qualified by 12 U.S.C. 1821(k).

4.   ALLOCATIONS AND DISTRIBUTIONS

     4.1  ALLOCATIONS OF PROFIT AND LOSS.

          4.1.1 Profits and Losses. Profits and Losses shall be allocated to the Members as follows:

               4.1.1.1 Profits shall be allocated to the Members in proportion to their respective Percentage Interests.

               4.1.1.2 Losses shall be allocated to the Members (i) first, in proportion to their respective Percentage Interests until the Capital Account of any Member has been reduced to zero, (ii) then to the remaining Members in proportion to their respective Percentage Interests until any Member's Capital Account has been reduced to zero, and (iii) thereafter according to the same process repeatedly until all

Capital Accounts have been reduced to zero. Thereafter, all Losses shall be allocated in proportion to Percentage Interests.

          4.1.2 Special Allocation Rules.

               (a) Allocable Cash Basis Items. Any "allocable cash basis item" of the Company (as defined in Section 706(d) of the Code) for any fiscal year that is required to be allocated to the Members in the manner provided in
Section 706(d) of the Code must be allocated to the Members in the manner so required.

               (b) Limitation on Loss Allocation. Notwithstanding the provisions of Section 4.1 hereof, if the amount of Loss that would otherwise be allocated to a Member in any fiscal year under Section 4.1.2 hereof would cause or increase a Member's Adjusted Capital Account Deficit as of the last day of such fiscal year, then a proportionate part of such Loss equal to such excess shall be allocated to the other Members to the extent such allocation can be made without violating the provisions of this Section 4.1.2(b) with respect to such other Members.

               (c) Qualified Income Offset. Notwithstanding any provision hereof to the contrary, if a Member unexpectedly receives in any fiscal year any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and if a Member has an Adjusted Capital Account Deficit as of the last day of such fiscal year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain) for such fiscal year (and, if necessary, for subsequent fiscal years) shall be allocated to the Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

               (d) Gross Income Allocation. Notwithstanding any provision hereof to the contrary, if a Member has an Adjusted Capital Account Deficit as of the last day of any fiscal year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain, including gross income) for such fiscal year shall be allocated to such Member in the amount and in the manner necessary to eliminate such Adjusted Capital Account Deficit as quickly as possible.

               (e) Minimum Gain Chargeback. Notwithstanding any provision hereof to the contrary, any item of Company income or gain for any fiscal year (or any portion of any such item) that is required to be allocated to the Members under Regulations Sections 1.704-2(f) or 1.704-2(i)(4) shall be allocated to the Members for such fiscal year in the manner so required by such Regulations, including Regulations Section 1.704-2(j)(2).

               (f) Member Nonrecourse Deductions. Notwithstanding any provision hereof to the contrary, any item of Company loss, deduction or expenditure described in Section 705(a)(2)(B) of the Code for any fiscal year (or any portion of any such item) that is required to be allocated to the Members under Regulations Section

1.704-2(i)(l) shall be allocated to the Members for such fiscal year in the manner so required by such Regulation.

               (g) Curative Allocations. The allocations set forth in subsections (c) through (f) of this Section 4.1.2 (the "Regulatory Allocations") are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding any other provision of this Article 4 other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating Profits, Losses and items of Company income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations of Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

               (h) Transfer of Units. If one or more Unit(s) are transferred during any fiscal year of the Company, the Company income or loss attributable to such Unit(s) for such fiscal year shall be allocated between the transferor and the transferee in any manner permitted by law as they shall agree; provided, however, that if the Company does not receive on or before November 30 of the year following the year in which the transfer occurs, written notice stating the manner in which such parties have agreed to allocate such Company income or loss, then all such Company income or loss shall be allocated between the parties based on the percentage of the year each party was, according to the books and records of the Company, the owner of record of the Company interest(s) transferred during that year.

          4.1.3 General Rules.

               (a) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction for federal and state income tax purposes, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

               (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a monthly basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

          4.1.4 Power of Members to Vary Allocations of Profits and Losses. It is the intent of the Members that each Member's allocable share of Profits and Losses shall be determined and allocated in accordance with the provisions of this Section 4.1 to the fullest extent permitted by Section 704(b) of the Code, or its statutory successor. However, if the Company is advised that the allocations provided in this Section 4.1 will not be respected for Federal income tax purposes, the allocation provisions of this Agreement shall be amended, on advice of accountants or legal counsel, in the manner and to the extent in the best interest of and consistent with, the economic sharing of all of the Members, but in no event shall such reallocation be greater than the minimum reallocation necessary so that the allocation in this Section 4.1 will be respected for Federal income tax purposes.

          4.1.5 Section 704(c) Allocation. In accordance with Code Section 704(c) and the Regulations thereunder and with Section 1.704-1(b)(2)(iv)(f)(4) and 1.704-1(b)(4)(i) of the Regulations, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company or Property revalued on the Company's books and in the Capital Accounts shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. Absent another agreement of the Members, which must be consented to by all affected Members, the Company shall use the "Traditional Method" of allocation as defined in Treas. Reg.
Section 1.704-3(b)(1).

     4.2  DISTRIBUTIONS.

          4.2.1 Quarterly Tax Distribution. Except as provided in Section 1.4 or as determined in their reasonable discretion by a Majority in Interest, the Company must distribute to the Members the Estimated Tax Amount for the respective calendar year to date to the extent of available Cash Flow (unless otherwise restricted by the Act) in proportion to their Percentage Interests. Each such Estimated Tax Amount, if to be made, (i) shall, except as otherwise determined by a Majority in Interest, be paid not later than the first business day of the month in which the Members' quarterly payments of federal tax are due, and (ii) must be determined on a cumulative basis and considering all previous distributions made pursuant to this Section 4.2.1 and Section 4.2.2 during such calendar year.

          4.2.2 Other Mandatory Distributions. Except as provided in Section
1.4.2 relating to the liquidation of the Company or otherwise agreed to by a Majority in Interest, the Company must, not later than thirty (30) days following the last day of any fiscal quarter, distribute the excess of the Company's available Cash Flows for such fiscal quarter over the sum of (a) $100,000, (b) all distributions of the Estimated Tax Amount made during such fiscal quarter, and (c) all distributions, if any, made during such fiscal quarter pursuant to Section 4.2.3 below. Distributions pursuant to this Section
4.2.2 (taking into account distributions made pursuant to Section 4.2.1) shall be made to the Members in proportion to their Percentage Interests, unless otherwise agreed to by all affected Members.

          4.2.3 Discretionary Distributions. Except as otherwise provided in Sections 4.2.1 and 4.2.2 above, in Section 1.4.2 relating to the liquidation of the Company, or as restricted by the Georgia Act, the Members may, by action of a Majority in Interest, distribute to the Members available Cash Flow of the Company, if any, or a portion thereof, and any other cash or other assets generated from the Company's activities, at any time and from time to time, as determined by the Members. Distributions pursuant to this Section 4.2.3 shall be made to the Members in proportion to their Percentage Interests, unless otherwise agreed to by all affected Members.

          4.2.4 Distribution Among Members. If any Units are sold, assigned or transferred during any accounting period, all distributable earnings accrued on or before the date of such Transfer will be made to the transferor of record, and all distributable earnings after such date will be made to the transferee of record after such transfer date.

          4.2.5 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to a Member will be treated as amounts distributed to the respective Member pursuant to this Section 4.2 for all purposes of this Agreement.

          4.2.6 Proceeds Available Upon Dissolution. Upon the dissolution and winding up of the Company, subject to (a) the requirements of Section 1.4.2, (b) the payment of all liabilities of the Company, including any debts owed to a Member, and (c) the establishment of such Reserves as the Members reasonably deem necessary for any contingent or unforeseen liabilities or obligations, the proceeds from such liquidation first will be distributed, as expeditiously as possible, to Members in proportion to the positive balances in their Capital Accounts until no Member has a positive balance in his Capital Account, and then in proportion to their Percentage Interests.

          4.2.7 In Kind Distributions. If any assets of the Company are distributed in kind, such assets will be distributed to Members entitled to such distribution as tenants-in-common in the same proportions as such Members would have been entitled to cash distributions, unless otherwise agreed to by the Members.

          4.2.8 Limitation Upon Distributions. No distribution shall be made to Members if prohibited by the Georgia Act.

5.   ENTRANCE AND EXIT

     5.1  TRANSFER OF INTERESTS.

          5.1.1 Restriction on Transfers. Except as expressly permitted by this Agreement, no Member may Transfer all or any portion of such Member's Units.

          5.1.2 Permitted Transfers.

               (a) A Member may Transfer all or a portion of its Units in accordance with Section 5.3.

               (b) the Bank or Madison Mortgage may transfer its Units to its parent or to any direct or indirect wholly-owned subsidiary of its parent with the prior written consent of the other Members, which consent shall not be unreasonably withheld.

          5.1.3 Prohibited Transfers.

               (a) Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no effect whatsoever; provided, however, if the Company is required by law to recognize a Transfer that is not a Permitted Transfer, the interest transferred is strictly limited to the transferor's economic rights with respect to the transferred Units, and any allocations and distributions of such Person may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company.

               (b) In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company, the Managers and the other Members from all claims, actions, proceedings, costs, liabilities, and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and reasonable attorneys' fees and charges) as a result of such Transfer or attempted Transfer and efforts to enforce this Agreement, including without limitation this Section 5.1.3.

          5.1.4 Rights of Unadmitted Assignees. A Person who acquires one or more Units, but who is not admitted as a substituted Member pursuant to Section
5.1.5 is entitled only to become an owner of economic rights, such Units shall not be deemed outstanding for purposes of calculating any necessary vote or action by Members or Managers. Such Units shall entitle the holder only to the right to allocations and distributions with respect to such interests in accordance with this Agreement, but such a person has no right to any information or accounting of the affairs of the Company, is not entitled to inspect the books or records of the Company, and does not have any of the voting rights, rights to participate in the management of the Company or other rights of a Member under the Georgia Act or this Agreement, and any distributions with respect to these purported Transferred Units may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the Transferor or transferee of such Units may have to the Company.

          5.1.5 Admission of Interest Holders as Members. Subject to the other provisions of this Section 5.1, a transferee of Units may be admitted to the Company as a substituted Member only upon satisfaction of the following conditions:

               (a) The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

               (b) The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Members deem necessary or appropriate to confirm such transferee as a Member and such transferee's agreement to be bound by the terms and conditions of this Agreement;

               (c) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Units; and

               (d) If the transferee is not a human being, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement.

     5.2  ADDITIONAL MEMBERS.

     After the date of this Agreement any Person may become a Member only as a Permitted Transferee of Units, or any portion thereof, subject to the terms and conditions of this Agreement, or by admission with the consent of Members owning Units representing a Majority Interest. No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Members may, at their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Code Section 706(d).

     5.3  VOLUNTARY WITHDRAWAL.

          5.3.1 The Bank Put Rights.

               (a) In the event the Office of Thrift Supervision or the Banks' other regulators require it to dispose of some or all of its interest in the Company, Madison Mortgage hereby grants the Bank the option (the "Bank Put") to require Madison Mortgage to purchase from the Bank some or all of its Units on the terms and conditions set forth in this Section 5.3.1.

               (b) So long as the Bank owns any Units, the Bank may exercise the Bank Put with respect to some or all of its Units in respect of which the Bank Put is then exercisable by delivery of a put exercise notice, stating the number of Units with respect to which the Bank Put is being exercised (a "Put Exercise Notice"), to the Company and Madison Mortgage.

               (c) The price to be paid by Madison Mortgage for each Unit sold pursuant to the Bank Put (or pursuant to any other provision of this Agreement that provides for the price of Units to be in accordance with Section 5.3.1(c)) shall be equal to the value of the related interest in the Company, as mutually agreed to by Madison Mortgage and the Bank. If a value cannot be established, the value shall be determined in accordance with Section 5.3.4.

          5.3.2 The Bank Call Rights.

               (a) In the event the Office of Thrift Supervision or the Banks' other regulators requires it to own 100% of the Company, then Madison Mortgage hereby grants the Bank the option (the "Bank Call") to require Madison Mortgage to sell to the Bank some or all of its Units on the terms and conditions set forth in this Section 5.3.

               (b) So long as the Bank owns any Units, the Bank may exercise the Bank Call with respect to some or all of Madison Mortgage's Units in respect of which the Bank Call is then exercisable by delivery of a call exercise notice, stating the number of Units with respect to which the Bank Call is being exercised (a "Call Exercise Notice"), to the Company and Madison Mortgage.

               (c) The price to be paid by Madison Mortgage for each Unit sold pursuant to the Bank Call (or pursuant to any other provision of this Agreement that provides for the price of Units to be in accordance with Section 5.3.2(c)) shall be equal to the value of the related interest in the Company, as mutually agreed to by Madison Mortgage and the Bank. If a value cannot be established, the value shall be determined in accordance with Section 5.3.4.

          5.3.3 Closing. Closing of the purchase and sale of Units pursuant to the exercise of a Bank Put or a Bank Call shall be at a time and place specified by the parties involved in such transaction, but not less than five (5) nor more than thirty (30) days after the delivery of the applicable Exercise Notice, unless otherwise agreed by the parties thereto in writing or unless (i) the performance of the parties' obligations is then prohibited by applicable Law, in which event closing shall take place as soon as is reasonably practicable after such prohibition is removed or no longer applicable, or (ii) a dispute as to the respective Company Financial Statement is ongoing among the Members, in which event closing shall take place as soon as is practicable after the final resolution of such dispute by the parties or by the independent accountants pursuant to Section 5.3.4 below.

          5.3.4 Valuation Determination. If a value for the Units in connection with the put and call rights cannot be agreed to by Madison Mortgage and the Bank under Section 5.3.1(c) or 5.3.2(c), as applicable, then the fair market value shall be determined by an independent appraiser experienced in the valuation of businesses similar to that of the Company and mutually acceptable to the Bank and Madison Mortgage, and the fees of such appraiser shall be divided equally between the Bank and Madison Mortgage. If the Bank and other Members of the Company cannot agree on an appraiser, each of the parties will retain an independent investment adviser and such advisers will jointly appoint an appraiser. The independent appraiser shall consider controlling interests, but shall not consider any illiquidity, minority discount or other discounts when determining fair market value.

          5.3.5 Permitted Transferees. The covenants of the Members set forth in this Section 5.3 shall be binding upon any permitted transferee of Units under the terms of this Agreement.

     5.4 NOTICE TO THE OFFICE OF THRIFT SUPERVISION.

          5.4.1 In the event of any transfer of ownership, the Company will immediately provide notice of such transfer to the OTS as an amendment to the Company's operating subsidiary application.

          5.4.2 Any transfer that is subsequently disapproved by the OTS will be null and void.

6.   DEFINITIONS AND MISCELLANEOUS

     6.1  DEFINITIONS.

          As used in this Agreement, the following terms shall have the following meanings:

          "ACCOUNTANTS" means any firm of independent certified public accountants registered with the PCAOB engaged to prepare the Company's tax returns, review, audit or assist in the preparation of the Company Financial Statements as independent certified public accountants or otherwise assist in the maintenance of the Company's books and records, which shall be the same independent certified public accountants engaged to audit the books of ebank Financial Services, Inc. and its subsidiaries.

          "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          (a) Such Capital Account shall be increased to reflect the amounts, if any, which such Member is obligated to restore to the Company or is treated or deemed to be obligated to restore pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1)(ii) and 1.704-2(i)(5);

          (b) Such Capital Account shall be reduced to reflect any items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6);

          (c) If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 4.1.2(c) hereof, then such Capital Account shall be adjusted to reflect the allocation to such Member of all amounts required to be allocated to such Member for such fiscal year under
Article 4 hereof (other than Section 4.1.1);

          (d) If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 4.1.2(e) hereof, then such Capital Account shall be adjusted to reflect the tentative allocation to such Member of all amounts that would be required to be allocated to such Member for such fiscal Year if neither Section 4.1.2(e) nor Section 4.1.2(d) were a part of this Agreement; and

          (e) If such Adjusted Capital Account Deficit is being determined as of the last day of a fiscal year for purposes of Section 4.1.2(d) hereof, then such Capital Account shall be adjusted to reflect the tentative allocation to such Member of all amounts that would be required to be allocated to such Member for such fiscal year if Section 4.1.2(d) were not a part of this Agreement.

          "AGREEMENT" means this Limited Liability Company Operating Agreement, as it may be amended in accordance with the provisions hereof and of the Georgia Act.

          "APPLICABLE FEDERAL RATE" means, depending upon the initial payment period as described in the applicable section, the annual federal short term rate of interest or the annual federal mid term rate of interest, as appropriate, described in Section 1274(d) of the Code.

          "ARTICLES" means the Articles of Organization of the Company, duly filed with the Department of State of the State of Georgia, as amended.

          "BANK" means ebank, a federal savings bank.

          "BANK PUT" has the meaning provided in Section 5.3.1(a) hereof.

          "CAPITAL ACCOUNT" means with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

          (a) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Members' distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.1.2 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member;

          (b) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.1.2 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

          (c) Subject to the provisions of this Agreement, in the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

          (d) In determining the amount of any liability for purposes of clauses
(a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such

Regulations. The Members are authorized, with the consent of a majority of the Manger votes, to make modifications to the manner in which Capital Accounts are computed, if it is determined that such adjustments are necessary in order to comply with such Regulations, provided that such adjustments are not likely to have a material effect on the amounts distributable to a Member hereunder upon the dissolution of the Company in accordance with Article 1.4.

          "CAPITAL CONTRIBUTIONS" means with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Units held by such Member.

          "CASH FLOW" means , for any period, the amount by which (a) the sum of
(i) the Profits or Losses, as the case may be, of the Company for such period;
(ii) all non-cash charges deducted in determining Profits or Losses for such period; (iii) the amount of any reduction in reserves of the Company made for such period in accordance with the terms hereof; plus (iv) all other cash received by the Company for such period (from any source whatsoever) that was not included in determining Profits or Losses for such period; exceeds (b) the sum of (i) any capital expenditures made by the Company during such period; (ii) any investments made by the Company in another entity during such period (to the extent not described in the immediately preceding clause); (iii) any other expenditures or payments not deducted in determining Profits or Losses for such period to the extent actually paid by the Company during such period; (iv) any amount included in determining Profits or Losses for such period to the extent not actually received by the Company during such period; plus (v) the amount of any increases in reserves established by the Members during such period.

          "CODE" means the United States Internal Revenue Code of 1986, as amended, or any successor provisions thereto.

          "COMPANY" means ebank Mortgage, LLC, a limited liability company organized and existing under the Georgia Act.

          "COMPANY FINANCIAL STATEMENTS" means (i) in respect of any month, calendar quarter or calendar year, the balance sheet (including related notes and schedules, if any) of the Company as of the end of such period, and the related statements of income, changes in capital accounts, and cash flows (including related notes and schedules, if any) for such period, prepared in accordance with GAAP, and (ii) in respect of any Fiscal Year, the balance sheet (including related notes and schedules, if any) of the Company as of the end of any Fiscal Year, and the related statements of income, changes in capital accounts, and cash flows (including related notes and schedules, if any) for such Fiscal Year, prepared in accordance with GAAP.

          "DEPRECIATION" shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

          "ESTIMATED TAX AMOUNT" means an amount of cash which, in good faith judgment of the Members, equals the highest amount of taxable income of the Company allocated to any Member for any quarter of the Fiscal Year multiplied by the highest combined marginal tax rate for an individual living in New York, New York under applicable federal, state and local income tax laws and after taking into account the deductibility of state income taxes for federal income tax purposes.

          "FISCAL YEAR" shall mean the year ending on December 31 of each calendar year.

          "GEORGIA ACT" means Section 14-11-101 et seq. of the Georgia Business Corporation Code, as amended.

          "GAAP" means United States generally accepted accounting principles consistently applied.

          "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, as determined by the contributing Member and the Company;

          (b) The Gross Asset Values of each item of Property shall be adjusted to equal its gross fair market value, as determined by the Members, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member either in exchange for more than a de minimis Capital Contribution or through the exercise of an option to acquire such interest; (ii) the distribution by the Company to a Member of more than a de minimis amount of Property; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, if Gross Asset Values are adjusted as provided herein, the Member's Capital Accounts shall be restated in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) and that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

          (c) The Gross Asset Value of any Property distributed to any Member shall be its fair market value on the date of distribution; and

          (d) The Gross Asset Values of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Code Section 734(b) or Code Section 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Manager determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate and such adjustment is made in connection with a transaction that would otherwise result in an adjustment pursuant to clause (d) of this definition.

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          "MAJORITY IN INTEREST" means Members owning more than fifty percent (50.0%) of the outstanding Units.

          "MEMBERS" means the Persons described in Section 3.1.2 of this Agreement.

          "MEMBERS" means collectively, each of the parties who signs a counterpart of this Agreement as a Member, and each of the parties who may hereafter become Members. "Member" means any of the Members.

          "PERCENTAGE INTEREST" has the meaning set forth in Section 2.1.1 of this Agreement.

          "PERMITTED TRANSFER" means a Transfer of Units as described in Section
5.1.2 hereof.

          "PERSON" means any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, a governmental agency or authority.

          "PERSONAL REPRESENTATIVE" means the Person acting in a representative capacity as the executor or administrator of a Member's estate or the duly appointed guardian of the property of a Member.

          "PROFITS" AND "LOSSES" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

          (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

          (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation herein; and

          (f) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.1.2 hereof shall not be taken into account in computing Profits or Losses.

          "PROPERTY" means all assets owned by the Company and forming a part of or in any way related to or used in connection with the ownership, operation and management of the business of the Company, including, without limitation, all real property and personal property.

          "PUT EXERCISE NOTICE" has the meaning provided in Section 5.3.1(b) hereof.

          "REGULATIONS" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended (including corresponding provisions of succeeding regulations).

          "REGULATORY ALLOCATION" has the meaning provided in Section 4.1.2(g) hereof.

          "RESERVES" means, with respect to any period, the amount of funds as reasonably determined by the Members set aside, or amounts allocated during such period, for (a) funding reserves for contingent liabilities, working capital, repairs, replacements, renewals, (b) paying taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company, and (c) any other purposes deemed by the Members necessary or appropriate to meet the current or anticipated future needs of the Company.

          "SECURITIES ACT" has the meaning set forth in Section 1.1.2 hereof.

          "MADISON MORTGAGE" means Madison Mortgage Corporation, a Georgia corporation.

          "MADISON MORTGAGE MEMBERS" means the Manager(s) designated by Madison Mortgage.

          "STATE ACTS" has the meaning set forth in Section 1.1.2 hereof.

          "TAX MATTERS PERSON" means Madison Mortgage, who is the Person designated to act on behalf of the Company as the "tax matters partner" within the meaning of that term in Code Section 6231(a)(7) in administrative and judicial proceedings relating to the determination of Company items of income, deduction, and credit for federal income tax purposes.

          "TRANSFER" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of, whether for consideration or gratuitously.

          "UNIT" means each unit of economic interest of the Members in the Company.

The foregoing definitions shall include the singular as well as the plural forms, and each gender of such term as applicable. When used herein, the words "include" or "including" shall mean include without limitation, without regard to any enumeration of items that may follow such terms.

     6.2  MISCELLANEOUS.

          6.2.1 Limitation on Liability. Except as otherwise expressly provided by the Georgia Act or expressly provided in a written agreement to which the affected Member or Manager is a party, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise ("Debts"), shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any Debts solely by reason of being a Manager or a Member.

          6.2.2 Notices. All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement must be in writing and signed by the party giving the same and shall be deemed given when personally delivered, the day on which a facsimile is sent and receipt is confirmed, the next day after being sent by an overnight delivery service, or three days after being mailed by registered or certified mail (return receipt requested), in each case to the intended recipient as indicated below or to any other address of which prior written notice has been given:

     The Bank:
          eBank
          2410 Paces Ferry Road
          Suite 190
          Atlanta, GA 30339
          Attention: Jim Box
          Facsimile No.: (770) 863-9228

     With a copy to (which shall not constitute notice):

          Alston & Bird LLP
          1201 West Peachtree Street
          Atlanta, Georgia  30309
          Attn: Ralph F. MacDonald III
          Facsimile No.: 404-253-8272

     Madison Mortgage:
          Madison Mortgage
          2401 Lake Park Drive #355
          Smyrna, GA 30080
          Attn: Edward L. Terry
          Facsimile No.: 770-436-2152

          6.2.3 Severability. In the event any provision of this Agreement is determined to be invalid, the remainder of this Agreement will continue in full force and effect as if such offending provision were never a part of this Agreement.

          6.2.4 Captions. Headings, section references and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

          6.2.5 Successors and Assigns. The restrictions and covenants set forth in Section 5 of this Agreement and each of the other terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of Members.

          6.2.6 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Georgia.

          6.2.7 Entire Agreement. This Agreement, together with its Exhibits and Schedules, constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

          6.2.8 Agreement in Counterparts. This Agreement may be executed in two or more identical counterparts, and when executed by all parties thereto, such counterparts shall constitute one and the same Agreement, binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

          6.2.9 Amendment. Any amendment, modification or waiver of this Agreement must be approved in accordance with Section 2.2.9; provided, that the Managers shall be authorized to amend Exhibit A from time to time without Member approval insofar as is necessary to reflect any Permitted Transfers or duly approved issuances of additional Units or other equity interests in the Company.

          6.2.10 Further Assurances. Each Member agrees to execute and deliver all such further instruments and do all such further acts as the Managers deem necessary or advisable to effectuate this Agreement.

          6.2.11 Certain Understandings.

          (a) Restrictive Covenants.

     Each of the Members, Managers and employees of the Company hereby covenant and agree that, so long as such Person is a Member, Manager or employee of the Company in any capacity, or directly or indirectly owns any Units, and for twenty-four (24) months thereafter, such Person will not alone or in conjunction with any Person, firm, corporation or other entity, unless on behalf of the Company, (i) directly or indirectly solicit any employee of the Company or any Member to leave such employee's employment, (ii) directly or indirectly transmit, disclose, use or provide to others any Trade Secret or Confidential Information to any Person, concern or entity, and shall not make use of or permit others to use any such Trade Secret or Confidential Information, directly or indirectly, for himself or for others, without the prior written consent of the Person that originally developed such Trade Secret or Confidential Information (either the Bank or Madison Mortgage, as appropriate). Without limiting the generality of (ii), Madison Mortgage and its affiliates, officers, employees and representatives agree, so long as Madison Mortgage owns any Units and for twenty-four (24) months thereafter, not to use, directly or indirectly, or provide to any third party, customer information learned or developed in connection with the Company's business, to originate, to close or make mortgage loans or refinance mortgage loans. The parties acknowledge and agree that the Bank may use such customer information for purposes of marketing and providing other banking services, but not for purposes of making or refinancing mortgage loans. Each of the parties agrees to use good faith efforts to promote the business of the Company.

     "Trade Secrets" shall mean all secret, proprietary or confidential information, in addition to any information covered by any definition of "trade secrets" or any equivalent term under state, local or federal law, regarding the Company's or any Member's activities, including any and all information not generally known to, or ascertainable by, Persons not employed by the Company or such Member, the disclosure or knowledge of which would permit those Persons to derive actual or potential economic value therefrom or to cause economic or financial harm to the Company or any Member, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, technical information regarding Company or Member products and product development, product formulas, current and future development and expansion or contraction plans of the Company or a Member, information concerning the legal affairs of Company or a Member and information concerning the financial affairs of the Company or a Member. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or any Member.

     "Confidential Information" shall mean, in addition to information covered by any definition of "trade secrets" or any equivalent term under state, local or federal law, all information regarding the Company or a Member, or the Company's or such Member's activities, business or clients that is not generally known to Persons not employed by the Company or such Member, and that is not generally disclosed by the Company or such Member's practice or authority to Persons not employed by the Company or such Member, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, sales and marketing techniques and plans, distribution techniques, purchase and supply information, pricing information, customer billing information, financial plans and data concerning the Company or a Member, management planning and financial information, client and customer lists, know-how, information about client requirements, terms of license agreements, and terms of contracts with clients and customers. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or any Member.

     The covenants contained in this Section 6.2.11(a) are considered by the parties hereto to be fair, reasonable and necessary for the protection of Company and the Members and the conduct of their respective businesses. The Members have been represented by their own counsel throughout the negotiation of this Agreement and have had the opportunity to consult with counsel about every provision of this Agreement.

          (b) Withdrawal and Dissolution - Limitation on Further Obligations. In the event that: (i) Madison Mortgage or the Bank shall cease to own any Units, or (ii) the Company shall dissolve or wind up its operations pursuant to Section 1.4, then the Members acknowledge and agree that, in the case of (i), the withdrawing Member, and in the case of (ii), all of the Members, shall cease to have any obligations to the Company or any of its Members, except for such obligations as shall survive such withdrawal or dissolution within the express terms of this Agreement.

                        [Signatures Follow On Next Page]

          IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

                                        THE COMPANY:

                                        EBANK MORTGAGE, LLC


                                        By: /s/ Lucien J. Barrette
                                            ------------------------------------
                                        Name: Lucien J. Barrette
                                        Title: President


                                        MEMBERS:

                                        EBANK


                                        By: /s/ James L. Box
                                            ------------------------------------
                                        Name: James L. Box
                                        Title: President and CEO


                                        MADISON MORTGAGE CORPORATION


                                        By: /s/ Edward L. Terry
                                            ------------------------------------
                                        Name: Edward L. Terry
                                        Title: President

                                    EXHIBIT A
                               EBANK MORTGAGE, LLC
                            LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT

                               VALUE OF CAPITAL    NUMBER OF
MEMBERS' NAMES AND ADDRESSES     CONTRIBUTION     UNITS HELD   PERCENTAGE INTEREST
----------------------------   ----------------   ----------   -------------------
ebank
2410 Paces Ferry Road             $612,000.00         51               51%
Suite 190
Atlanta, GA 30339

Madison Mortgage Corporation
2401 Lake Park Drive #355         $588,000.00         49               49%
Smyrna, GA 30080
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                                    EXHIBIT B
                               EBANK MORTGAGE, LLC
                            LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT

                         INITIAL MEMBERS OF THE COMPANY

ebank Managers:

James Box
Wayne W. Byers
Richard D. Jackson
Don Stout

Madison Mortgage Managers:

Edward L. Terry
Gary R. Rhineheart